Exhibit 99

CONTACT:	Mark J. Plush
Senior Vice President and Chief Financial Officer
440-498-2618

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com
FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 31 PERCENT SALES GROWTH AND NET INCOME OF $5.6 MILLION FOR THIRD QUARTER FISCAL 2010

Cleveland, Ohio  -  July 28, 2010  -  Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced results for its fiscal 2010 third quarter ended June 30, 2010.

Highlights

•	Orders of $31.8 million increased 34 percent from same quarter last year; orders from instrumentation products increased approximately 30 percent from same quarter last year
•	Net sales of $30.7 million increased 31 percent from same quarter last year
•	Pre-tax income of $4.7 million compared to a pre-tax loss of $2.8 million in last year’s third quarter
•	Net income of $5.6 million and Earnings Per Share (EPS) of $0.34 for the third quarter of fiscal 2010

Third Quarter Fiscal 2010 Results

Keithley Instruments, Inc. posted net sales of $30.7 million and net income of $5.6 million, or $0.34 per share, for the quarter ended June 30, 2010.  These results compare to net sales of $23.4 million and a net loss of $3.4 million, or $0.22 per share, in the year-ago quarter.

Net sales of $30.7 million for the third quarter of fiscal 2010 increased $7.2 million, or 31 percent, from net sales of $23.4 million in last year’s third quarter.  Net sales outside of the Americas represented approximately 70 percent of total sales for the third quarter of fiscal 2010.  The effect of a stronger U.S. dollar had a negligible impact on net sales as compared to the prior year’s third quarter.  Sequentially, net sales increased three percent from the prior quarter.  Included in net sales for the third quarter of fiscal 2010 were approximately $1.5 million of sales for final purchases for S600 products.

During the third quarter of fiscal 2010, the Company reported GAAP operating income of $4.7 million compared to a GAAP operating loss of $2.8 million for the third quarter of fiscal 2009.  This reflects a $7.5 million increase in operating income on a $7.2 million increase in net sales as a result of improved gross profit on higher net sales.  Gross profit as a percentage of net sales increased to 64.1 percent for the third quarter of fiscal 2010 as compared to 53.3 percent for the third quarter of fiscal 2009.  Operating expenses were down slightly from the prior year’s third quarter.  GAAP results for the third quarters of both fiscal 2010 and 2009 are essentially the same as the non-GAAP results for the corresponding periods, which would exclude restructuring charges and expenses associated with the sale of the RF product line.

“I am pleased with the results for our current fiscal quarter.  They continue to validate our strategy of increasing our focus on our core test and measurement business as well as our ability to sustain the improvements we have made in our cost structure.  We are seeing the results of the solid foundation we have put in place, which will enable us to continue to leverage our earnings on any increase in customer demand,” said Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer.

Orders of $31.8 million for the third quarter of fiscal 2010 increased $8.1 million, or 34 percent, from orders of $23.7 million for the same period in fiscal 2009.  Orders from the Company’s instrumentation products increased 30 percent during the third quarter of fiscal 2010 from the same quarter last year.  The increase from the third quarter of fiscal 2009 was driven by continued growth within the electronics industry.  Sequentially, orders from instrumentation products increased nine percent and total orders increased three percent from the quarter ended March 31, 2010.  As a percentage of total orders, those from semiconductor, research and education, precision electronics and wireless customers represented about 40 percent, 20 percent, 30 percent and five percent, respectively, for the current fiscal quarter.  Geographically, orders increased across all regions in the third quarter of fiscal 2010 compared to the year-ago period, with orders from the Americas rising about 25 percent, Europe increasing five percent, while the strongest increase, 70 percent, came from customers in Asia.  Included in total orders for the third quarter of fiscal 2010 were approximately $2.0 million for final purchases of S600 products.

Backlog increased to $14.5 million as of June 30, 2010, compared with $13.5 million as of March 31, 2010.

The Company recorded a tax benefit of $0.9 million for the third quarter of fiscal 2010.  The effective tax rate is lower than the U.S. statutory rate because the Company recognized income in the U.S. with no corresponding tax expense as a result of fully reserved tax assets.  The Company also recorded a tax benefit during the third quarter of fiscal 2010 for the carryback of the net operating losses generated in fiscal 2009.  For the third quarter last year, tax expense was $0.6 million.

The Company reported net income of $5.6 million, or $0.34 per share, for the third quarter of fiscal 2010 compared to a net loss of $3.4 million, or $0.22 per share, during last year’s third quarter.

Recent Developments and New Product Update

The sale of the Company’s Bainbridge Road, Solon, Ohio facility is anticipated to close during July of 2010, and it is expected to result in net proceeds of $3.5 million and a pre-tax gain of $1.6 million.

During May 2010, the Company introduced the Model 3732 Quad 4x28 Ultra-High Density Reed Relay Matrix Card, which was designed for automated switch measure applications that require multiple instrument connections as well as high crosspoint density and high speed.  The Company’s Series 3700 System Switch/Multimeter and Plug-in Card Family offers users the accuracy and flexibility of instrument-grade switching integrated with low-noise, high performance multimeter instruments.

Nine Month Results

For the nine months ended June 30, 2010, net sales were $88.9 million, an increase of $10.5 million, or 13 percent, from $78.5 million for the same period of last year.  The effect of a weaker U.S. dollar positively impacted sales growth by approximately three percentage points.

For the first nine months of fiscal 2010, the Company reported operating income of $16.3 million, compared to an operating loss of $15.2 million during the comparable prior year period.  On a non-GAAP basis, the Company reported operating income of $13.1 million for the first nine months of fiscal 2010 compared to a non-GAAP operating loss of $8.5 million for the year-ago period.  This reflects an increase of $21.6 million in non-GAAP operating income on $10.5 million of higher net sales.  This improvement was due to higher gross profit on higher net sales, as well as improved non-GAAP gross profit as percentage of net sales, which increased to 64.3 percent for the first nine months of fiscal 2010 compared to 55.8 percent for the prior year period.  Additionally, total product development and selling, general and administrative expenses decreased $8.2 million, or 16 percent, as compared to those of the first nine months of fiscal 2009.  Non-GAAP operating results in fiscal 2010 exclude $0.1 million for the reversal of certain previously-recorded restructuring costs and the $3.1 million net gain on the sale of the RF product line.  Non-GAAP results in fiscal 2009 exclude $2.5 million of costs associated with the exit of a product line and $4.2 million of restructuring costs.

Orders of $89.6 million for the first nine months of fiscal 2010 increased $16.5 million, or 23 percent, from orders of $73.1 million for the same period in fiscal 2009.  As a percentage of total orders, orders from the semiconductor, research and education, precision electronics and wireless customers represented approximately 35 percent, 25 percent, 25 percent and 5 percent, respectively.  Geographically, orders increased across all regions during the first nine months of fiscal 2010 compared with the year-ago period.  Orders from the Americas rose 20 percent, Europe increased five percent, with the strongest increase, 45 percent, coming from customers in Asia.  Included in orders for the first nine months of fiscal 2010 were approximately $7.0 million for final purchases of S600 products.

The Company recorded tax expense of $0.5 million for the first nine months of fiscal 2010, an effective rate of 3.1 percent.  The effective tax rate is lower than the U.S. statutory rate because the Company recognized income in the U.S. with no corresponding tax expense as a result of fully reserved tax assets.  This compared to tax expense of $31.1 million for the first nine months of fiscal 2009, which included a charge of $30.0 million, recorded in the first quarter of fiscal 2009, to fully reserve the Company’s U.S. deferred tax assets.

Net income for the first nine months of fiscal 2010 was $15.8 million, or $0.98 per share, compared to a net loss of $46.1 million, or $2.95 per share, in the same period last year.

Balance Sheet and Cash Flow

Cash and short-term investments totaled $42.1 million at June 30, 2010, an increase of $2.3 million from March 31, 2010 and a $15.1 million increase from year-ago levels.

The Company generated $3.1 million in cash from operations during the third quarter and $9.2 million during the first nine months of fiscal 2010.  The Company contributed $2.0 million to its pension plan in June 2010.  Total debt was less than $0.1 million at June 30, 2010.  Inventory of $9.1 million increased $0.8 million during the third quarter of fiscal 2010, but decreased $1.2 million from year-ago levels.  Inventory turns were 5.0 at June 30, 2010, versus 4.1 a year ago.  Trade receivables were $14.7 million, up $1.3 million from March 31, 2010 and $3.9 million from year-ago levels.  Days sales outstanding were 43 at June 30, 2010, compared to 39 at March 31, 2010 and 42 days a year ago.

Operations Outlook

“We are encouraged that instrumentation orders for this quarter marked their fifth consecutive sequential increase since their low point reached in March 2009.  The global electronics industry appears to be recovering faster than other industries, led by increased demand for consumer electronics, automotive electronics and capital equipment spending by companies for computer hardware and software.  We believe the growth for our core business will be driven by the growth in the electronics industry during the near future.  While there is still uncertainty about the sustainability of the global economic recovery, given our current cost structure and the prospect of modest improvement in the markets we serve, we will be well positioned to continue to generate improved earnings performance as net sales increase,” stated Keithley.

Based upon current expectations, the Company is estimating net sales for the fourth quarter of fiscal 2010, which will end September 30, 2010, to range between $29 and $34 million.  The Company expects gross margins as a percentage of net sales and operating costs to be similar to the levels incurred during the most recent quarter.  Gross margins will fluctuate depending upon geography and product mix and foreign currency rates.  The Company anticipates the pre-tax return on sales percentage to range in the low- to high-teens, excluding the anticipated gain on the sale of the Bainbridge Road building.  The Company expects the effective tax rate for the fourth quarter of fiscal 2010 to range in the low- to mid-teens, depending upon the level of pre-tax earnings.

Use of Non-GAAP Financial Measures

Non-GAAP gross profits and non-GAAP operating income (loss) are “non-GAAP” financial measures. The tables included in this release contain a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.  Neither non-GAAP measure is a measurement of financial performance under GAAP and should not be considered as an alternative to gross profit, operating income (loss) or other measures of performance determined in accordance with GAAP.  The Company also discloses percentages of sales for these non-GAAP measures.

Non-GAAP gross profits and non-GAAP operating income (loss) reflect an additional way of viewing aspects of the Company’s business, and when viewed with and reconciled to the corresponding GAAP measures,  management believes they provide a more complete understanding of the Company’s results and help identify trends in the Company’s business.  A general limitation of these non-GAAP measures is that use of these measures (as compared to the related GAAP measures) may reduce comparability with other companies that may calculate similar non-GAAP measures differently.

Forward Looking Statements

Statements in the “Third Quarter Fiscal 2010 Results” and “Operations Outlook” section of this release that are not historical facts, including those relating to sales, earnings, costs and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry, including the potential for any recovery to stall or for the industries to decline; the ability of the Company to effectively sell to its customers as a result of a reduction in force and a refocus of the Company’s field sales organization; the estimated costs and proceeds relating to the sale of the Bainbridge Road building being more or less significant than expected; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of fluctuating sales; the Company’s ability to adapt its production capacities to rapidly changing market conditions; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to realize the benefits of planned cost savings without adversely affecting the Company’s product development programs and strategic initiatives; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; the potential volatility of earnings as a result of the accounting for performance share awards; changes in effective tax rates due to changes in tax law, tax planning strategies, the levels and countries of pre-tax earnings, deferred tax assets, or levels of pretax earnings; potential changes in pension plan assumptions; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions which impact worldwide trade; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies.  Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the SEC. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company undertakes no obligation to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, July 28, 2010, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com.  Interested parties may also listen to a replay of the quarterly conference call by visiting the website.  The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems.  Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices.  The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,
	2010		2009		2010		2009
NET SALES	$30,686	100.0%	$23,438	100.0%	$88,929	100.0%	$78,469	100.0%

Cost of goods sold	11,025	35.9	10,953	46.7	31,741	35.7	34,657	44.2
Inventory writedowns and accelerated depreciation for exit of product line	-	0.0	-	0.0	-	0.0	2,540	3.2

Gross profit	19,661	64.1	12,485	53.3	57,188	64.3	41,272	52.6

Selling, general and administrative expenses	11,960	39.0	11,678	49.8	35,173	39.5	37,952	48.3
Product development expenses	2,993	9.8	3,655	15.6	8,927	10.0	14,341	18.3
Expenses associated with (gain on) sale of RF product line	18	0.0	-	0.0	(3,068)	(3.4)	-	0.0
Restructuring charges (income)	39	0.1	-	0.0	(95)	(0.1)	4,202	5.4

Operating income (loss)	4,651	15.2	(2,848)	(12.1)	16,251	18.3	(15,223)	(19.4)

Investment income	21	0.0	42	0.2	65	0.0	274	0.4
Interest expense	(8)	0.0	(19)	(0.1)	(16)	(0.0)	(47)	(0.1)

Income (loss) before income taxes	4,664	15.2	(2,825)	(12.0)	16,300	18.3	(14,996)	(19.1)

Income tax (benefit) expense	(942)	(3.1)	601	2.6	505	0.5	31,068	39.6

NET INCOME (LOSS)	$5,606	18.3%	$(3,426)	(14.6)%	$15,795	17.8%	$(46,064)	(58.7)%

Basic income (loss) per share	$0.36		$(0.22)		$1.00		$(2.95)
Diluted income (loss) per share	$0.34		$(0.22)		$0.98		$(2.95)

Cash dividends per Common Share	$.0375		$.0125		$.0625		$.0875
Cash dividends per Class B Common Share	$.030		$.010		$.050		$.070

Weighted average number of shares outstanding (000) - Diluted	16,269		15,649		16,089		15,626

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	June 30, 2010	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$38,867	$24,114
Restricted cash	510	569
Short-term investments	2,721	759
Accounts receivable and other, net of allowances	15,077	11,738
Refundable income taxes	1,229	466
Inventory	9,148	9,937
Assets held for sale	1,715	—
Other current assets	2,081	2,056

Total current assets	71,348	49,639

Property, plant and equipment, net	5,755	11,100
Other assets	10,323	12,363

Total assets	$87,426	$73,102

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$59	$—
Accounts payable	5,255	4,916
Other current liabilities	12,789	12,194

Total current liabilities	18,103	17,110

Long-term debt	—	—
Other long-term liabilities	17,233	19,382

Shareholders' equity	52,090	36,610

Total liabilities and shareholders' equity	$87,426	$73,102

KEITHLEY INSTRUMENTS, INC.
RECONCILIATION OF REPORTED GAAP RESULTS
TO NON-GAAP FINANCIAL MEASURES
(In Thousands of Dollars)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,
	2010		2009		2010		2009

Net Sales	$30,686	100.0%	$23,438	100.0%	$88,929	100.0%	$78,469	100.0%

GAAP gross profit	$19,661	64.1%	$12,485	53.3%	$57,188	64.3%	$41,272	52.6%
Non-GAAP adjustment:
Inventory writedowns and accelerated depreciation for exit of product line	-	0.0	-	0.0	-	0.0	2,540	3.2
Non-GAAP gross profit	$19,661	64.1%	$12,485	53.3%	$57,188	64.3%	$43,812	55.8%

GAAP operating income (loss)	$4,651	15.2%	$(2,848)	(12.1)%	$16,251	18.3%	$(15,223)	(19.4)%
Non-GAAP adjustments:
Inventory writedowns and accelerated depreciation for exit of product line	-	0.0	-	0.0	-	0.0	2,540	3.2
Restructuring charges (income)	39	0.1	-	0.0	(95)	(0.1)	4,202	5.4
Expenses associated with (gain on) sale of RF product line	18	0.0	-	0.0	(3,068)	(3.4)	-	0.0
Non-GAAP operating income (loss)	$4,708	15.3%	$(2,848)	(12.1)%	$13,088	14.7%	$(8,481)	(10.8)%